Exhibit 99.1

December 2, 2009

DOUGLAS E. FEARS TO RETIRE APRIL 30, 2010;

JUAN PABLO TARDIO TO BE NAMED VICE PRESIDENT AND CFO

Helmerich & Payne, Inc. (NYSE: HP) Executive Vice President and Chief Financial Officer, Douglas E. Fears, announced today his plans to retire on April 30, 2010, after nearly 24 years of service with Helmerich & Payne, Inc.  Mr. Fears began his career with H&P in 1986 as an internal auditor.  In 1988, he was elected Vice President and Chief Financial Officer, and was promoted to Executive Vice President in 2008.

Effective April 30, 2010, Juan Pablo Tardio will be promoted to Vice President and Chief Financial Officer.  Mr. Tardio began his H&P career in 2001 and took responsibility for investor relations in 2005.  He was promoted to Director of Investor Relations in January of 2008.  Mr. Tardio is a graduate of the University of Houston with a Bachelor of Science Degree in Industrial Engineering as well as a Master of Business Administration.

Hans Helmerich, CEO and President, commented on the upcoming retirement of Mr. Fears and promotion of Mr. Tardio:  “We would like to thank Doug for his nearly 24 years of outstanding service.  His integrity and professionalism have served the Company well.  Doug’s many contributions over the years have been a significant part of the Company’s success, and he will be missed.  He has developed an organization of qualified, key managers including his successor.  Juan Pablo Tardio is well prepared to step into this important role and brings strong analytical and critical thinking skills to his new position.  We look forward to a smooth transition.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of November 19, 2009, the Company’s existing fleet included 247 land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another five new H&P-designed and operated FlexRigs®* during fiscal 2010.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Statements in this release and information disclosed that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Steven R. Mackey

918-742-5531